EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2004, relating to the financial statements, which is included in Telefonaktiebolaget LM Ericsson’s Annual Report on Form 20-F for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers AB

PricewaterhouseCoopers AB

Stockholm, Sweden

January 27, 2005